Exhibit 8.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

September 7, 2023

To Each Person Listed on

  Schedule A Hereto

Re:	Chase Issuance Trust
CHASEseries Class A(2023-2) Notes

Ladies and Gentlemen:

We have acted as special U.S. federal income tax counsel to JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States (as successor by merger to Chase Bank USA, National Association, the “Bank” or “Our Client”), in connection with the issuance and sale of CHASEseries Class A(2023-2) Notes (the “Notes”) by the Chase Issuance Trust (the “Issuing Entity”) pursuant to the Fourth Amended and Restated Indenture, dated as of January 20, 2016 (as amended from time to time, the “Master Indenture”) as supplemented by the Third Amended and Restated Asset Pool One Supplement, dated as of January 20, 2016 (as amended from time to time, the “Asset Pool One Supplement”), and as supplemented by the Second Amended and Restated CHASEseries Indenture Supplement, dated as of January 20, 2016 (as amended from time to time, the “CHASEseries Indenture Supplement”), and as further supplemented by the Class A(2023-2) Terms Document, dated as of September 15, 2023 (the “Terms Document” and, together with the Master Indenture, the Asset Pool One Supplement and the CHASEseries Indenture Supplement, the “Indenture”); the Receivables Purchase Agreement, dated as of January 20, 2016 (as amended from time to time), between the Bank and Chase Card Funding LLC, a Delaware limited liability company, as transferor (“Chase Card Funding”), the Fourth Amended and Restated Transfer and Servicing Agreement, dated as of January 20, 2016 (as amended from time to time), among the Issuing Entity, Chase Card Funding, as transferor (in such capacity, the “Transferor”), the Bank, as servicer, account owner and administrator, and Wells Fargo Bank, National Association, as indenture trustee and collateral agent; and the Fourth Amended and Restated Trust Agreement, dated as of January 20, 2016 (the “Trust Agreement”), between Chase Card Funding, as Transferor and beneficiary, and Wilmington Trust Company, as owner trustee for the Issuing Entity.

Each Person Listed

  on Schedule A Hereto

September 7, 2023

The Issuing Entity proposes to sell the Notes authenticated and delivered under the Indenture, and the principal terms of which are set forth in the CHASEseries Indenture Supplement, pursuant to the Underwriting Agreement (the “Base Underwriting Agreement”) and the Terms Agreement (the “Terms Agreement” and, together with the Base Underwriting Agreement, the “Underwriting Agreement”), each dated September 7, 2023, and each among J.P. Morgan Securities LLC, as representative of the underwriters named in Schedule I to such Terms Agreement, the Bank, Chase Card Funding and the Issuing Entity.

This opinion is being furnished to you pursuant to Section 8.I(i) of the Underwriting Agreement. The delivery of this opinion is not intended to create, nor shall it create, an attorney-client relationship with you or any other party except Our Client.

In rendering our opinion, we have examined and relied upon (a) the Registration Statement on Form SF-3 (File Nos. 333-272941 and 333-272941-01) filed by Chase Card Funding with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on July 26, 2023 and declared effective pursuant to a Notice of Effectiveness on August 4, 2023, (b) the preliminary prospectus, dated September 1, 2023, relating to the offering of the Notes (the “Preliminary Prospectus”), (c) the final prospectus, dated September 7, 2023, relating to the offering of the Notes (the “Final Prospectus” and, together with the Preliminary Prospectus, the “Prospectus”), (d) the Indenture, (e) the Underwriting Agreement, and (f) such other documents that we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed that the parties to such documents had the power, corporate or other, to enter into and perform all obligations thereunder, and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering our opinion, we have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with the operative documents and that such documents accurately reflect the material facts of such transactions. For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, including electronic signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or electronic copies, and the authenticity of the originals of such latter documents.

In rendering our opinion, we have relied upon statements of officers and other representatives of the Bank and others, and we have assumed that such statements are and will continue to be true, correct, and complete without regard to any qualification as to knowledge or belief. Our opinion is conditioned upon, among other things, the initial

Each Person Listed

  on Schedule A Hereto

September 7, 2023

and continuing accuracy of the agreements, documents, certificates and records that we have deemed necessary or appropriate as a basis for our opinion.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities that we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities or in the truth, accuracy, or completeness of any of the information, documents, certificates, records, statements, representations, or assumptions upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon and subject to the foregoing, and subject to the qualifications, exceptions, assumptions, and limitations contained herein and in the Prospectus, we are of the opinion that, under current U.S. federal income tax law, although the discussion set forth in the Prospectus under the caption “U.S. Federal Income Tax Considerations” does not purport to discuss all possible U.S. federal income tax considerations relating to an investment in the Notes, such discussion constitutes, in all material respects, a fair and accurate summary of the U.S. federal income tax considerations of the ownership and disposition of the Notes.

Except as expressly set forth above, we express no other opinion. This opinion is furnished to you solely for your benefit in connection with the transactions described herein and may not be relied upon by any other person or for any other purpose without our prior written permission. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

Schedule A

J.P. Morgan Securities LLC,

as an Underwriter and as Representative

of the Underwriters named in the Terms Agreement

383 Madison Avenue, 8th Floor

New York, New York 10179

S&P Global Ratings

55 Water Street

New York, New York 10041-0003

Fitch Ratings, Inc.

33 Whitehall Street,

New York NY 10004

Wells Fargo Bank, National Association,

as Indenture Trustee and Collateral Agent

c/o Computershare Trust Company, N.A., as agent

Attn: Asset-Backed Securities Department

1505 Energy Park Drive

St. Paul, Minnesota 55108

Wilmington Trust Company,

as Owner Trustee

1100 North Market Street

Wilmington, Delaware 19890-0001